Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2013 Financial Results

HERCULES, CA - February 27, 2014 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2013.

Fourth-quarter 2013 reported revenues were $602.6 million, up 5.0% compared to $573.8 million reported for the fourth quarter of 2012. These results included $6.0 million of sales resulting from the Company’s acquisition of AbD Serotec in January 2013. On a currency-neutral basis, quarterly revenues increased 5.7% compared to the same period in 2012. Fourth-quarter gross margin was 53.6% compared to 54.8% during the same quarter in 2012.

Net income for the fourth quarter of 2013 was $30.1 million, or $1.04 per share on a fully diluted basis, compared to $43.3 million, or $1.51 per share during the same period in 2012. These results included an accrued expense of $15 million in connection with the Company’s efforts to resolve the previously disclosed investigation of the Company in connection with the United States Foreign Corrupt Practices Act; this is in addition to an accrued expense of $20 million in the third quarter of 2013.

For the full year of 2013, sales were $2,132.7 million compared to $2,069.2 million in 2012, an increase of 3.1%, or 3.9% on a currency neutral basis.

Full-year net income in 2013 was $77.8 million, or $2.69 per share on a fully diluted basis, compared to $165.5 million, or $5.78 per share in 2012. Full-year gross margin was 55.3% compared to 55.8% reported in 2012. The decrease in net income in 2013 was primarily due to higher SG&A expenses resulting from employee expenses associated with acquisitions; the $35 million legal accrual mentioned above, which includes $5 million in interest; and expenses associated with the enterprise resource planning (ERP) implementation. Also in 2013, interest expense increased primarily due to our decision to redeem certain bonds in the third quarter of 2013, which resulted in related expenses of $15.6 million.

In addition, certain events occurred during 2012 that favorably impacted results that year and include reductions in the valuation of the contingent consideration associated with the QuantaLife acquisition of $16.1 million, as well as higher “other income” resulting from certain investment gains.

“Even though 2013 results were negatively impacted by some one-time events, we are encouraged by the results in the fourth quarter, which reflect strength across many of our product lines,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “Our 2013 results were also tempered by continued investments in new products and systems that will provide the company greater operating leverage for the future.”

Life Science
The Life Science segment net sales for the fourth quarter were $220.5 million, up 8.0% compared to the same period in 2012. On a currency-neutral basis, Life Science segment sales increased by 9.4%. The sales increase during the quarter was primarily driven by sales of antibodies and reagents from the Company’s acquisition of AbD Serotec, the QX200™ Droplet Digital™ PCR (ddPCR) system, as well as other recently introduced products including the NGC™ family of chromatography systems and the S3™ cell sorter. During the quarter Bio-Rad’s installed base of ddPCR systems exceeded 500 units; the system has been featured in 75-peer-reviewed publications since it was first introduced. Full-year reported revenues for the Life Science segment were $710 million, up 3.1% compared to 2012, or an increase of 4.5% on a currency-neutral basis.

Clinical Diagnostics
The Clinical Diagnostics segment reported net sales of $377.9 million for the fourth quarter, up 3.3% compared to the same period in 2012. On a currency-neutral basis, net sales were up 3.6%. Performance in the Clinical Diagnostics segment in the fourth quarter reflected growth across all product lines, most notably the Company’s quality controls, diabetes monitoring, and autoimmune testing products. Full-year reported revenues for the Clinical Diagnostics segment were $1,408.0 million, up 3.1% compared to the same period in 2012. On a currency-neutral basis, full-year sales increased 3.6% compared to 2012.

2013 Full-Year Highlights

•	Full-year, sales were $2,132.7 million compared to $2,069.2 million in 2012. After normalizing for the impact of currency effects, full year revenues increased 3.9%.

•	Year-over-year net income was $77.8 million, or $2.69 per share on a fully diluted basis, compared to $165.5 million, or $5.78 per share in 2012.

•	In January, Bio-Rad purchased AbD Serotec, one of the world’s leading antibody manufacturers offering over 15,000 antibodies, kits, and accessories.

•	During the second quarter, the Company introduced the S3 cell sorter, an easy-to-use, automated and affordable benchtop cell sorter designed for both core facilities and individual research labs.

•
Also in the second quarter, Bio-Rad launched the Geenius™ HIV 1/2 Confirmatory for markets outside the U.S. The Geenius HIV 1/2 Confirmatory is a complete system that offers several advantages over classic confirmatory methods.

•
In July, the Company launched its PrimePCR™ assays for Droplet Digital PCR. These new predesigned assays for mutation detection and copy number variation have been experimentally validated to provide single-copy PCR resolution without a standard curve.

•
In October, Bio-Rad launched its TGX™ FastCast™ and TGX Stain-Free™ FastCast™ acrylamide kits for gel electrophoresis, which provide researchers who handcast their own gels access to Bio-Rad’s TGX gel chemistry, previously available only in precast gels.

In connection with the engagement of new auditors during the third quarter of 2013, the Company will delay the filing of its Form 10-K for the year ended December 31, 2013, to allow the newly appointed auditors adequate time to complete their procedures related to the Company’s financials for 2013. Bio-Rad will file a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 27, 2014. Interested parties may access the call by dialing 866-314-5232 (in the U.S.) or 617-213-8052 (international), access number 92640314. A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 92261486, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for replay for up to a year and may be accessed in the "Investor Relations" section of www.bio‑rad.com.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) designs, manufactures, and distributes a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs approximately 7,750 people worldwide and had revenues exceeding $2 billion in 2013. For more information, visit our website at www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$602,635	$573,839	$2,132,694	$2,069,235
Cost of goods sold	279,886	259,293	954,216	914,077
Gross profit	322,749	314,546	1,178,478	1,155,158
Selling, general and administrative expense	214,584	188,865	798,070	681,778
Research and development expense	55,848	58,567	210,952	209,204
Income from operations	52,317	67,114	169,456	264,176
Interest expense	7,019	13,614	61,271	51,112
Foreign exchange losses, net	2,843	1,532	8,566	5,040
Other (income) expense, net	(2,055)	(7,191)	(12,766)	(21,883)
Income before income taxes	44,510	59,159	112,385	229,907
Provision for income taxes	(14,374)	(15,986)	(34,574)	(64,361)
Net income including noncontrolling interests	30,136	43,173	77,811	165,546
Net loss (income) attributable to noncontrolling interests	—	79	(21)	(69)
Net income attributable to Bio-Rad	$30,136	$43,252	$77,790	$165,477

Basic earnings per share:
Net income per basic share attributable to Bio-Rad	$1.05	$1.52	$2.72	$5.85
Weighted average common shares - basic	28,708	28,394	28,586	28,290

Diluted earnings per share:
Net income per diluted share attributable to Bio-Rad	$1.04	$1.51	$2.69	$5.78
Weighted average common shares - diluted	28,988	28,712	28,906	28,642

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
Current assets:
Cash and cash equivalents	$331,551	$463,388
Short-term investments	277,369	457,685
Accounts receivable, net	422,660	398,739
Inventories, net	501,291	455,120
Other current assets	214,985	161,750
Total current assets	1,747,856	1,936,682

Property, plant and equipment, net	429,355	416,938
Goodwill, net	517,770	495,418
Purchased intangibles, net	266,188	260,939
Other assets	427,621	333,526
Total assets	$3,388,790	$3,443,503

Current liabilities:
Accounts payable	$148,510	$130,867
Accrued payroll and employee benefits	130,658	135,955
Notes payable and current maturities of long-term debt	1,786	1,750
Income and other taxes payable	33,555	34,779
Other current liabilities	172,963	169,049
Total current liabilities	487,472	472,400

Long-term debt, net of current maturities	435,615	732,414
Other long-term liabilities	278,981	223,149
Total liabilities	1,202,068	1,427,963

Bio-Rad stockholders’ equity	2,186,722	2,015,005
Noncontrolling interests	—	535
Total stockholders’ equity	2,186,722	2,015,540
Total liabilities and stockholders’ equity	$3,388,790	$3,443,503

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2013	2012
	(Unaudited)
Cash flows from operating activities:
Cash received from customers	$2,090,030	$2,063,805
Cash paid to suppliers and employees	(1,797,688)	(1,654,943)
Interest paid	(61,233)	(46,369)
Income tax payments	(71,144)	(93,697)
Other operating activities	15,511	7,232
Net cash provided by operating activities	175,476	276,028
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(72,054)	(39,443)
Other investing activities	66,633	(370,491)
Net cash used in investing activities	(5,421)	(409,934)
Cash flows from financing activities:
Payments on long-term borrowings	(300,228)	(620)
Other financing activities	(11,469)	13,208
Net cash (used in) provided by financing activities	(311,697)	12,588
Effect of foreign exchange rate changes on cash	9,805	10,475
Net decrease in cash and cash equivalents	(131,837)	(110,843)
Cash and cash equivalents at beginning of year	463,388	574,231
Cash and cash equivalents at end of year	$331,551	$463,388
Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$77,811	$165,546
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	147,157	130,424
Changes in working capital	(66,610)	(4,506)
Other	17,118	(15,436)
Net cash provided by operating activities	$175,476	$276,028